CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 24, 2011, accompanying the financial statements of Colorado Insured Municipals Income Trust, Series 98, New Jersey Insured Municipals Income Trust, Series 154 and Pennsylvania Insured Municipals Income Trust, Series 298 (included in Van Kampen Unit Trusts, Municipal Series
552) as of February 28, 2011, and for each of the three years in the period ended February 28, 2011 and the financial highlights for each of the five years in the period ended February 28, 2011, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-122791) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 24, 2011